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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY

National-Oilwell, L.P.
NOW International, Inc.
     National-Oilwell Canada Ltd.
     National Oilwell (U.K.) Limited
     National-Oilwell de Venezuela
     National-Oilwell Pte. Ltd.
     National-Oilwell Pty Ltd.
Dreco Energy Services, Ltd.
     Dreco Inc.
     Vector Oil Tool Ltd.